EXHIBIT 4.21

Dated 18 April 2016

FOURTH SUPPLEMENTAL AGREEMENT

relating to a

loan of (originally) US$40,000,000

to

ARTFUL SHIPHOLDING S.A.

and

LONGEVITY MARITIME LIMITED

provided by

DVB BANK SE

THIS FOURTH SUPPLEMENTAL AGREEMENT is dated on 18 April 2016 and made BETWEEN:

(1)	ARTFUL SHIPHOLDINGS S.A., a corporation incorporated in the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Artful Borrower”);

(2)	LONGEVITY MARITIME LIMITED, a company incorporated in the Republic of Malta with its registered office at 18/2 South Street, Valetta, VLT 1102, Republic of Malta (the “Longevity Borrower”; and together with the Artful Borrower, the “Borrowers”);

(3)	GLOBUS MARITIME LIMITED, a corporation incorporated in the Republic of the Marshall Islands, with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Corporate Guarantor”);

(4)	GLOBUS SHIPMANAGEMENT CORP., a corporation incorporated in the Republic of the Marshall Islands, with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Manager”); and

(5)	DVB BANK SE, a banking corporation incorporated and established under the laws of the Federal Republic of Germany, acting for the purposes of this Agreement through its office at Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany (the “Bank”).

WHEREAS:

(A)	this Agreement reflects the terms of an agreement reached in principle between the Bank and the Borrowers during March 2016;

(B)	this Agreement is supplemental to:

(a)	a facility agreement dated 20 June 2011 (the “Original Agreement”) made between (1) the Borrowers as joint and several borrowers and (2) the Bank as lender, as amended and supplemented by a supplemental letter dated 16 November 2011 (the “Supplemental Letter”), a supplemental agreement dated 1 March 2012 (the “First Supplemental Agreement”), a supplemental agreement dated 10 April 2013 (the “Second Supplemental Agreement) and a supplemental agreement dated 20 February 2015 (the “Third Supplemental Agreement”; and together with the Original Agreement, the Supplemental Letter, the First Supplemental Agreement and the Second Supplemental Agreement, the “Principal Agreement”) whereby the Bank agreed (inter alia) to make available to the Borrowers, upon the terms and conditions therein contained, a loan of up to $40,000,000 of which the principal amount outstanding at the date hereof is $21,003,750; and

(b)	a corporate guarantee dated 20 June 2011 executed by the Corporate Guarantor in favour of the Bank as amended and supplemented by the First Supplemental Agreement, the Second Supplemental Agreement and the Third Supplemental Agreement (together the “Principal Corporate Guarantee”); and

(C)	this Agreement sets out the terms and conditions upon which the Bank shall, at the request of the Borrowers and the Corporate Guarantor, provide its consent to:

(a)	the waiver of the application of clause 5.3 of the Principal Corporate Guarantee during the Third Revision Period (as such term is defined below);

(b)	the revision of the loan repayment provisions;

(c)	the reduction of the Security Requirement during the Third Revision Period;

(d)	the waiver of the minimum liquidity requirement contained in clause 8.1.16 of the Principal Agreement; and

(e)	certain consequential amendments to the terms and conditions applicable to the Principal Agreement and/or the Principal Corporate Guarantee.

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NOW IT IS HEREBY AGREED as follows:

1	Definitions

1.1	Defined expressions

Words and expressions defined in the Principal Agreement or the Principal Corporate Guarantee shall unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Artful Mortgage Amendment” means a third amendment to the Artful Mortgage executed or (as the context may require) to be executed between the Artful Borrower and the Bank under the Fourth Supplemental Agreement in such form as the Bank may require;

“Artful Operating Account” means a Dollar account opened or (as the context may require) to be opened by the Artful Borrower with the Bank with account number 2910058107;

“Artful Operating Account Pledge” means the first priority account pledge executed or (as the context may require) to be executed by the Artful Borrower in favour of the Bank in respect of the Artful Operating Account in such form as the Bank may require in its sole discretion;

“Corporate Guarantee” means the Principal Corporate Guarantee as amended and supplemented by this Agreement;

“Effective Date” means the date, no later than 30 April 2016, on which the Bank has received the documents and evidence specified in clause 5 and Schedule 1 in a form and substance satisfactory to it;

“Existing Documents” means, together, the Principal Agreement and the Principal Corporate Guarantee and “Existing Document” means either of them;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“Loan” shall have the meanings ascribed in the Principal Agreement;

“Loan Agreement” means the Principal Agreement as amended and supplemented by this Agreement;

“Longevity Operating Account” means a Dollar account opened or (as the context may require) to be opened by the Longevity Borrower with the Bank with account number 2910058093;

“Longevity Operating Account Pledge” means the first priority account pledge executed or (as the context may require) to be executed by the Longevity Borrower in favour of the Bank in respect of the Longevity Operating Account in such form as the Bank may require in its sole discretion;

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“Operating Accounts” means together the Artful Operating Account and the Longevity Operating Account and “Operating Account” means either of them;

“Operating Account Pledges” means together the Artful Operating Account Pledge and the Longevity Operating Account Pledge and “Operating Account Pledge” means either of them;

“Relevant Documents” means this Agreement, the Artful Mortgage Amendment, the Operating Account Pledges and any other document executed by a Relevant Party in connection with this Agreement;

“Relevant Parties” means, together, the Borrowers, the Manager and the Corporate Guarantor and “Relevant Party” means each one of them; and

“Revision Period” means the period commencing on 1 March 2016 and ending on 31 March 2017 (both dates inclusive).

1.3	Existing Documents

References in:

1.3.1	the Principal Agreement to “this Agreement”; and

1.3.2	the Principal Corporate Guarantee to “this Guarantee”,

shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Agreement and the Principal Corporate Guarantee, respectively, as amended by this Agreement and words such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the Principal Agreement and/or the Principal Corporate Guarantee shall be construed accordingly.

1.4	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.5	Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.5.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement includes its schedules;

1.5.2	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.5.3	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.5.4	words importing the plural shall include the singular and vice versa;

1.5.5	references to a time of day are to London time;

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1.5.6	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.5.7	references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.5.8	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

2	Agreement of the Bank

2.1	Agreement of the Bank subject to Effective Date

The Bank, relying upon the representations and warranties on the part of the Relevant Parties contained in clause 4 and subject to the terms and conditions of this Agreement and in particular, but without prejudice to the generality of the foregoing, fulfilment on or before 30 April 2016 of the conditions contained in clause 5 and Schedule 1, agrees to:

2.1.1	waive the application of clause 5.3 of the Principal Corporate Guarantee and the requirement to complete paragraph 1 of any Compliance Certificate delivered to the Bank under clause 8.1.8 of the Principal Agreement and/or clause 5.1.5 of the Principal Corporate Guarantee, in each case, at all times during the Third Revision Period other than when (i) an Event of Default has occurred and is continuing or (ii) a judgment, order or any other legal proceeding has been taken against the Corporate Guarantor or any member of the Group for an amount exceeding $500,000; and

2.1.2	the amendments to the Existing Documents on the terms set out in clause 3.

2.2	Immediate agreement of Bank

The Bank, relying upon the representations and warranties on the part of the Relevant Parties contained in clause 4 and subject to the terms and conditions of this Agreement agrees as of the date of this Agreement to:

2.2.1	the withdrawal of $500,000 in total standing to the credit of the Artful Minimum Liquidity Account and its immediate application in prepayment of the March 2016 and June 2016 repayment instalments in respect of the Artful Advance; and

2.2.2	the withdrawal of $500,000 in total standing to the credit of the Longevity Minimum Liquidity Account and its immediate application in prepayment of the March 2016 and June 2016 repayment instalments in respect of the Longevity Advance.

3	Amendments to the Existing Documents

3.1	Amendments to the Principal Agreement

The Principal Agreement shall, with effect on and from the Effective Date, be (and is hereby) amended in accordance with the following provisions (and the Principal Agreement (as so amended) will continue to be binding upon each of the parties hereto upon such terms as so amended):

3.1.1	by deleting in clause 1.2 of the Principal Agreement, the definition of “Account Bank”;

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3.1.2	by deleting in clause 1.2 of the Principal Agreement the definitions of “Agreed Expenses”, “Artful Mortgage”, “Artful Operating Account”, “Cut Off Repayment Date”, “Longevity Operating Account”, “Repayment Dates”, “Restart Repayment Date” “Security Requirement” and “Second Revision Period” and by inserting in their respective places the following new definitions of “Agreed Expenses”, “Artful Mortgage”, “Artful Operating Account”, “Cut Off Repayment Date”, “Longevity Operating Account”, “Repayment Dates”, “Restart Repayment Date” “Security Requirement” and “Second Revision Period”:

“Agreed Expenses” means, in relation to a Calculation Period and a Borrower and its Ship, the lesser of (i) the total voyage and operating expenses and costs (including, without limitation, maintenance cost, crew wages, insurance cost and management fees), administrative costs and dry-docking costs and the total cost of any intermediate or special survey, all incurred and paid by that Borrower for that Ship during such Calculation Period, all as shown in the then latest financial statements of that Borrower for such Calculation Period and (ii) and amount in Dollars equal to the aggregate of $6,500 per day for each full day which that Ship is in full operation (as opposed to being in lay-up of any kind) during such Calculation Period;

“Artful Mortgage” means the first preferred Marshall Islands mortgage of the Artful Ship dated 22 June 2011 executed by the Artful Borrower in favour of the Bank, as amended by the Artful Mortgage Amendment, the Second Artful Mortgage Amendment and the Third Artful Mortgage Amendment;

“Artful Operating Account” means a Dollar account to be opened by the Artful Borrower with the Bank and includes any sub-accounts thereof and any other account designated in writing by the Bank to be the Artful Operating Account for the purposes of this Agreement;

“Cut Off Repayment Date” means (subject to clause 6.3):

(a)	in respect of the Artful Advance, 22 June 2016; and

(b)	in respect of the Longevity Advance, 14 June 2016;

“Longevity Operating Account” means a Dollar account to be opened by the Longevity Borrower with the Bank and includes any sub-accounts thereof and any other account designated in writing by the Bank to be the Longevity Operating Account for the purposes of this Agreement;

“Repayment Dates” means, together, in relation to each Advance (subject to clause 6.3):

(a)	the First Repayment Date in respect of such Advance;

(b)	each of the dates falling at three (3) monthly intervals after such First Repayment Date up to Cut Off Repayment Date in respect of such Advance;

(c)	the Restart Repayment Date in respect of such Advance;

(d)	each of the dates falling at three (3) monthly intervals after such Restart Repayment Date;

(e)	the Final Maturity Date in respect of such Advance,

and “Repayment Date” means each one of them;

“Restart Repayment Date” means (subject to clause 6.3):

(a)	in respect of the Artful Advance, 22 March 2017; and

(b)	in respect of the Longevity Advance, 14 March 2017;

“Second Revision Period” means the period commencing on 31 December 2014 and ending on 29 February 2016 (both dates inclusive);

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“Security Requirement” means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers) which is at any relevant time:

(a)	during the period commencing on the day of this Agreement and ending on 30 December 2012, one hundred and twenty per cent (120%) of the Loan minus any amount standing to the credit of the Minimum Liquidity Accounts up to $1,000,000 in aggregate at that time;

(b)	during the Revision Period, one hundred and seven per cent (107%) of the Loan minus any amount standing to the credit of the Operating Accounts or, as the case may be, Minimum Liquidity Accounts up to $1,000,000 in aggregate at that time;

(c)	during the Second Revision Period, one hundred and ten per cent (110%) of the Loan minus any amount standing to the credit of the Minimum Liquidity Accounts up to $1,000,000 in aggregate at that time;

(d)	during the Third Revision Period, fifty per cent (50%) of the Loan; and

(e)	at all other times during the Security Period (other than the periods set out in paragraphs (a), (b), (c) and (d) above), one hundred and thirty per cent (130%) of the Loan minus any amount standing to the credit of the Minimum Liquidity Accounts up to $1,000,000 in aggregate at that time;”;

3.1.3	by inserting in the third line in the definition of “Security Documents” in clause 1.2 of the Principal Agreement the words “, the Second Supplemental Agreement, the Third Supplemental Agreement, the Fourth Supplemental Agreement” after the words ”the Supplemental Agreement”;

3.1.4	by inserting in clause 1.2 of the Principal Agreement in the correct alphabetical order the following new definitions of “Bail-in Action”, “Bail-In Legislation”, “Deferred Amount”, “EEA Member Country”, “EU Bail-In Legislation Schedule”, “Fourth Supplemental Agreement”, “Resolution Authority”, “Third Artful Mortgage Amendment”, “Third Revision Period” and “Write-down and Conversion Powers”:

“Bail-In Action” means the exercise of any Write-down and Conversion Powers;

“Bail-In Legislation” means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation;

“Deferred Amount” means:

(a)	in relation to the Artful Advance, $880,000;

(b)	in relation to the Longevity Advance, $832,500,

in either case, as reduced from time to time by prepayments made by or on behalf of the Borrowers under this Agreement;

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway;

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“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;

“Fourth Supplemental Agreement” means the supplemental agreement dated 18 April 2016 made between the Borrowers, the Manager, the Corporate Guarantor and the Bank supplemental to this Agreement;

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers;

“Third Artful Mortgage Amendment” means a third amendment to the Artful Mortgage executed or (as the context may require) to be executed between the Artful Borrower and the Bank under the Fourth Supplemental Agreement in such form as the Bank may require;

“Third Revision Period” means the period commencing on 1 March 2016 and ending on 31 March 2017 (both dates inclusive);

“Write-down and Conversion Powers” means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation;

3.1.5	by deleting clauses 4.1.1 and 4.1.2 of the Principal Agreement in their entirety and by replacing them with the following new clauses 4.1.1 and 4.1.2:

“4.1.1	The Borrowers shall repay the Artful Advance by twenty eight (28) repayment instalments, one such instalment to be repaid on each of the Repayment Dates relevant to such Advance. Subject to the provisions of this Agreement, the amount of each repayment instalment (other than the last instalment) shall be $440,000, and the amount of the last repayment instalment shall be $6,620,000 (comprising a repayment instalment of $440,000 and a balloon payment of $6,180,000).

4.1.2	The Borrowers shall repay the Longevity Advance by twenty eight (28) repayment instalments, one such instalment to be repaid on each of the Repayment Dates relevant to such Advance. Subject to the provisions of this Agreement, the amount of each repayment instalment (other than the last instalment) shall be $416,250 and the amount of the last repayment instalment shall be $6,261,250 (comprising a repayment instalment of $416,250 and a balloon payment of $5,845,000).”;

3.1.6	by deleting in clause 4.5.4 of the Principal Agreement, the words “or clause 8.4” and by inserting it their place the words “or clause 8.4.3(c));

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3.1.7	by deleting clause 7.1.7 of the Principal Agreement and by inserting in its place the following new clause 7.1.7:

“7.1.7	Choice of law

the choice of (i) English law to govern the Underlying Documents and the Security Documents (other than the Mortgages and the Account Pledges), (ii) the law of the relevant Flag State to govern each Mortgage and (iii) German law to govern the Account Pledges, and the submissions by the Security Parties to the non-exclusive jurisdiction of the English courts, are valid and binding;”;

3.1.8	by deleting clause 8.1.16 of the Principal Agreement and by inserting in its place the following new clause 8.1.16:

“maintain at all times:

(a)	from the date of this Agreement and until the Effective Date (as such term is defined in the Supplemental Agreement), in its Operating Account a cash balance of at least $500,000;

(b)	after the Effective Date (as such term is defined in the Supplemental Agreement) and until one day prior to the Second Effective Date, in its Minimum Liquidity Account, a cash balance of at least $500,000;

(c)	from the Effective Date (as such term is defined in the Fourth Supplemental Agreement) onwards, in its Minimum Liquidity Account, a cash balance equal to the amount deposited from time to time in such Account pursuant to the provisions of clauses 8.4.3 or 8.4.5, but not exceeding $500,000 in aggregate at any time”;

3.1.9	by deleting in the last line of clause 8.1.16 of the Principal Agreement the word “and”, by amending in clause 8.1.17 the end “.” with “;” and by inserting thereafter the following new clauses 8.1.18, 8.1.19 and 8.1.20:

“8.1.18	Lay-up

not lay up its Ship except with the written consent of the Bank (such consent not to be unreasonably withheld) and provided always that:

(a)	the cash balance in the Minimum Liquidity Account of that Borrower (excluding any amount retained therein pursuant to clause 8.1.16) at the time such consent is given, is equal to the sum of (i) the aggregate amount of the interest payable on the relevant Advance for the following twelve (12) months, plus (ii) the amount which the Bank agrees before such lay-up commences that is the anticipated aggregate cost of such lay-up and the cost of re-activating such Ship at the end of such lay-up, plus (iii) the amount which the Bank agrees before such lay-up commences that is the anticipated aggregate cost of dry-docking in relation to such lay-up;

(b)	that Ship is laid-up for not more than twelve (12) months; and

(c)	that Ship is laid-up within the inner limits of a port lying in a jurisdiction acceptable to the Bank;

8.1.19	Most favoured nation

without prejudice to clause 8, in the event that and each time that the Guarantor or any other member of the Group agrees to, or grants, or agrees to grant, any financial covenants to, for the benefit of, or in favour of, any lender or creditor of any indebtedness incurred by the relevant member of the Group after the Effective Date (as such term is defined in the Fourth Supplemental Agreement), which are in any respect more favourable to such lender or creditor than the provisions of clause 8 are in favour of the Bank, the Borrowers and the Guarantor undertake and agree with the Bank:

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(a)	to notify the Bank within 5 days after the relevant agreement to, or the granting of or any agreement to grant (as the case may be), such more favourable rights;

(b)	within 30 days after the date when such more favourable rights have been agreed or granted, to agree to, provide and grant, such more favourable rights also in favour of the Bank under or in connection with this Agreement, by entering into (and/or by procuring that any Security Party or any other person entering into) such documentation as the Bank shall reasonably require, immediately after the Bank’s request to the Borrowers; and

(c)	that any such more favourable rights shall in any event apply to this Agreement and the other Security Documents automatically from the time they are granted to the other lenders or creditors, and irrespective of whether the Borrowers and the other Security Parties have complied with their other obligations under this clause 8.1.19, except if the Bank at any time advises the Borrowers that such or certain of such more favourable rights will not so apply and always without prejudice to the terms and conditions of this Agreement and the other Security Documents; and

8.1.20	Investments

procure that that no other member of the Group shall acquire any ship if (i) there is less than $500,000 standing to the credit of each Minimum Liquidity Account and (ii) the amount of the balloon payment in respect of the Artful Advance is more than $5,300,000 and the amount of the balloon payment in respect of the Longevity Advance is more than $5,012,000 unless the Borrowers prepay either Advance in an amount equal to $856,250 prior to each acquisition of a ship or the Bank decides to finance such acquisition of a ship.”;

3.1.10	by deleting in its entirety existing clause 8.3.12 of the Principal Agreement and by replacing it with the following new clause 8.3.12:

“8.3.12	Share capital and distribution

purchase or otherwise acquire for value any of its shares or declare or pay any dividends or distribute any of their present or future assets, undertakings, rights or revenues to any of their respective shareholders Provided however that each Borrower shall be entitled to declare or pay cash dividends to its shareholders if (i) no Event of Default has occurred and is continuing at the time of declaration or payment of such dividends, nor would result from the declaration or payment of such dividends and/or (ii) there is no less than $500,000 standing to the credit of each Minimum Liquidity Account and (iii) the amount of each balloon payment is not more than $5,300,000 in respect of the Artful Advance and not more than $5,012,000 in respect of the Longevity Advance;”;

3.1.11	by deleting in entirety clause 8.4 of the Principal Agreement and by replacing it with the following new clause 8.4:

“8.4	Excess Cash recapture

8.4.1	During the period commencing on the day of the Effective Date (as such term is defined in the Second Supplemental Agreement) and ending on the last day of the Security Period, the Bank shall, in relation to each Calculation Period and each Borrower, calculate the amount of the Excess Cash of the relevant Borrower and its Ship for such Calculation Period upon receipt of the unaudited financial statements of that Borrower in relation to such Calculation Period.

8.4.2	If, and only if, (a) following a calculation the Bank determines the Excess Cash of a Borrower for a Calculation Period to be a positive figure and (b) the Bank determines that the Security Value is less than 130% of the Loan on the last day of such Calculation Period, then the Bank shall notify such Borrower accordingly and of the amount of such Excess Cash.

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8.4.3	Immediately following each such notification of Excess Cash in respect of a Calculation Period, the Borrowers shall apply an amount equal to such Excess Cash in the following order:

(a)	firstly, prepay to the Bank on a pro rata basis such part of the balloon payment of each Advance as is equal to the Deferred Amount relevant to such Advance at the time;

(b)	secondly, deposit in equal shares in each Minimum Liquidity Account that part of that Excess Cash in excess of the amounts prepaid under clause 8.4.3(a); and

(c)	thirdly, any excess after that prepay to the Bank against the Advances in accordance with clause 4.5.4.

8.4.4	If at any time following the submission of the unaudited financial statements of a Borrower to the Bank under this Agreement in respect of a financial year, the Bank calculates the Excess Cash in respect of a Borrower and a Calculation Period falling during any Revision Period and finds such Excess Cash to be higher than the Excess Cash for that Borrower previously calculated for that same Calculation Period by reference to the quarterly unaudited financial statements of that Borrower, then the Bank may notify the Borrowers of the difference, and the Borrowers shall make a further application in accordance with clause 8.4.3 equal to the difference. Such prepayment shall be made on the next Interest Payment Date falling immediately after such notification.”;

3.1.12	by deleting in its entirety existing clause 14.1.2 of the Principal Agreement and by inserting in its place the following new clause 14.1.2:

“14.1.2	procure that all moneys payable to each Borrower in respect of the Earnings of such Borrower’s Ship shall, unless and until the Bank directs to the contrary pursuant to the relevant Ship Security Documents, be paid to such Borrower’s Operating Account, Provided however that if any of the moneys paid to either Operating Account are payable in a currency other than Dollars, the Bank shall converts such moneys into Dollars at the Bank’s spot rate of exchange at the relevant time for the purchase of Dollars with such currency and the term “spot rate of exchange” shall include any premium and costs of exchange payable in connection with the purchase of Dollars with such currency.”;

3.1.13	by deleting in its entirety existing clause 14.3 of the Principal Agreement and by inserting in its place the following new clause 14.3:

“At any time after the occurrence of an Event of Default, the Bank may, without notice to the Borrowers, apply all moneys then standing to the credit of the Operating Accounts (or either of them) (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Bank under the Security Documents in the manner specified in clause 13.1.”;

3.1.14	by inserting immediately after existing clause 17.3 of the Principal Agreement the following new clause 18:

“18	Contractual recognition of bail-in

Notwithstanding any other term of any Security Document or any other agreement, arrangement or understanding between the parties to this Agreement, each party to this Agreement acknowledges and accepts (and shall procure that any other Security Party acknowledges and accepts) that any liability of any party to this Agreement to any other party to this Agreement under or in connection with the Security Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

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(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Security Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.”; and

3.1.15	by inserting immediately after the existing second paragraph of clause 17.2 of the Principal Agreement the following new paragraph:

“If any person appointed as process agent for a Relevant Party is unable for any reason to act as agent for service of process, that Relevant Party must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Bank.  Failing this, the Bank may appoint another agent for this purpose.”.

3.2	Amendments to the Principal Corporate Guarantee

The Principal Corporate Guarantee shall with effect on and from the Effective Date, be (and is hereby) amended (and the Principal Corporate Guarantee (as so amended) will continue to be binding upon each of the parties hereto upon such terms as so amended):

3.2.1	by inserting in clause 1.2 of the Principal Corporate Guarantee the following new definition of “Third Revision Period”:

“Third Revision Period” means the period commencing on 1 March 2016 and ending on 30 March 2017;

3.2.2	by deleting in clause 1.2 of the Principal Corporate Guarantee the existing definition of “Second Revision Period” and by inserting its place the following new definition of “Second Revision Period”:

“Second Revision Period” means the period commencing on 31 December 2014 and ending on 29 February 2016;

3.2.3	by deleting in its entirety clause 5.2.6 of the Principal Corporate Guarantee and by replacing it with the following new clause 5.2.6:

“5.2.6	Share capital and distribution

without prejudice to clause 5.3, distribute any of its present or future assets, undertakings, rights or revenues to any of its shareholders Provided however that the Guarantor may:

(a)	subject to paragraphs (b) and (c) below, at all times during the Security Period, declare or pay cash dividends to its shareholders at any time if no Event of Default has occurred and is continuing at the time of declaration or payment of such dividends, nor would result from the declaration or payment of such dividends;

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(b)	at all times during the Revision Period, declare or pay cash dividends to its shareholders holding preference share of an aggregate amount not exceeding $500,000 per financial year; and

(c)	at all times during the Third Revision Period and at any time thereafter declare or pay cash dividends to its shareholders provided that (i) no Event of Default has occurred and is continuing at the time of declaration or payment of such dividends, nor would result from the declaration or payment of such dividends and/or (ii) there is no less than $500,000 standing to the credit of each Minimum Liquidity Account at the time of declaration or payment of such dividends and (iii) the amount of each balloon payment is not more than $5,300,000 in respect of the Artful Advance and not more than $5,012,500 in respect of the Longevity Advance at the time of declaration or payment of such dividends;”; and

3.2.4	by amending in paragraph 2 of Schedule 1 of the Principal Corporate Guarantee, the references to “the required minimum amount of $500,000” should be amended to read “the required minimum amount of $[500,000][ ]”.

3.3	Continued force and effect

Save as amended by this Agreement, the provisions of each of the Existing Documents and the other Security Documents shall continue in full force and effect and each of the Existing Documents and this Agreement shall be read and construed as one instrument.

4	Representations and warranties

4.1	Primary representations and warranties

Each of the Relevant Parties represents and warrants to the Bank that:

4.1.1	Existing representations and warranties

the representations and warranties set out in clause 7 of the Original Agreement, clause 4 of the First Supplemental Agreement, clause 4 of the Second Supplemental Agreement, clause 4 of the Third Supplemental Agreement clause 4 of the Principal Corporate Guarantee and clause 4 of each Manager’s Undertaking were true and correct on the date of the relevant document and are true and correct, including to the extent that they may have been or shall be amended by this Agreement, as if made at the date of this Agreement with reference to the facts and circumstances existing at such date;

4.1.2	Corporate power

it has power to execute, deliver and perform its obligations under each Relevant Document to which it is or will become, a party; all necessary corporate, shareholder and other action has been taken by it to authorise the execution, delivery and performance of each Relevant Document to which it is or will become, a party;

4.1.3	Binding obligations

this Agreement and the other Relevant Documents to which it is, or will become, a party constitute its valid and legally binding obligations enforceable in accordance with its terms;

4.1.4	No conflict with other obligations

the execution, delivery and performance of each Relevant Document to which it is, or will become, a party by such Relevant Party will not (i) contravene any existing law, statute, rule or regulation or any judgment, decree or permit to which such Relevant Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which such Relevant Party is subject or by which it or any of its property is bound or (iii) contravene or conflict with any provision of the constitutional documents of such Relevant Party or (iv) result in the creation or imposition of or oblige such Relevant Party to create any Encumbrance on any of its undertakings, assets, rights or revenues;

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4.1.5	No filings required

save for the registration of the Artful Mortgage Amendment through the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of each Relevant Document to which it is, or will become, a party that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to such Relevant Document and each Relevant Document to which it is, or will become, a party is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

4.1.6	Choice of law

the choice of English law to govern the Relevant Documents (other than the Artful Mortgage Amendment), the choice of Marshall Islands law to govern the Artful Mortgage Amendment and the submission by such Relevant Party to the non-exclusive jurisdiction of the English courts are valid and binding; and

4.1.7	Consents obtained

every consent, authorisation, licence or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by such Relevant Party in connection with the execution, delivery, validity, enforceability or admissibility in evidence of each Relevant Document to which it is, or will become, a party or the performance by such Relevant Party of its obligations under each Relevant Document to which it is, or will become, a party has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

4.2	Repetition of representations and warranties

Each of the representations and warranties contained in clause 4.1 of this Agreement and clause 7 of the Principal Agreement, clause 4 of the First Supplemental Agreement, clause 4 of the Second Supplemental Agreement, clause 4 of the Third Supplemental Agreement, clause 4 of the Principal Corporate Guarantee and clause 4 of each Manager’s Undertaking shall be deemed to be repeated by each Relevant Party (in respect of each document that each is a party to) on the Effective Date as if made with reference to the facts and circumstances existing on such day.

5	Conditions

5.1	Documents and evidence

The agreement of the Bank referred to in clause 2 shall be subject to the receipt by the Bank or its duly authorised representative of the documents and evidence specified in schedule 1 in form and substance satisfactory to the Bank.

5.2	General conditions precedent

The agreement of the Bank referred to in clause 2 shall be further subject to:

5.2.1	the representations and warranties in clause 4 being true and correct on the Effective Date as if each was made with respect to the facts and circumstances existing at such time; and

5.2.2	no Default having occurred and continuing at the time of the Effective Date.

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5.3	Waiver of conditions precedent

The conditions specified in this clause 5 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part with or without conditions.

6	Relevant Parties’ Confirmation

Each of the Relevant Parties acknowledges and agrees, for the avoidance of doubt, that:

6.1.1	each of the Security Documents to which it is a party, and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Principal Agreement and the Principal Corporate Guarantee by this Agreement; and

6.1.2	with effect from the Effective Date, references to “the Agreement” or “the Loan Agreement” or “the Corporate Guarantee” in any of the other Security Documents to which it is a party shall henceforth be references to the Principal Agreement and the Principal Corporate Guarantee as each is amended and/or supplemented by this Agreement and as from time to time hereafter amended and/or supplemented and shall also be deemed to include the obligations of the Borrowers hereunder.

7	Expenses

7.1	Expenses

The Borrowers agree to pay to the Bank on a full indemnity basis on demand all expenses (including legal and out-of-pocket expenses) incurred by the Bank:

7.1.1	in connection with the negotiation, preparation, execution and, where relevant, registration of the Relevant Documents and of any amendment or extension of, or the granting of any waiver or consent under, any of the Relevant Documents; and

7.1.2	in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under any of the Relevant Documents or otherwise in respect of the monies owing and obligations incurred under any of the Relevant Documents, together with interest at the rate referred to in clause 3.4 of the Principal Agreement from the date on which such expenses were incurred to the date of payment (as well after as before judgement).

7.2	Value Added Tax

All expenses payable pursuant to this clause 7 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon.

7.3	Stamp and other duties

The Borrowers agree to pay to the Bank on demand all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Bank) imposed on or in connection with any of the Relevant Documents and shall indemnify the Bank against any liability arising by reason of any delay or omission by the Borrowers to pay such duties or taxes.

8	Miscellaneous and notices

8.1	Notices

Every notice, request, demand or other communication under this Agreement shall:

8.1.1	be in writing, delivered personally or by first-class prepaid letter (airmail if available) or telefax or other means of telecommunication in permanent written form;

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8.1.2	be deemed to have been received, in the case of a letter, when delivered personally or three (3) days after it has been put into the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or, if the time of despatch is after the close of business in the country of the addressee, it shall be deemed to have been received at the opening of business on the next such business day); and

8.1.3	be sent:

(a)	if to the Relevant Parties or any of them:

c/o Globus Shipmanagement Corp.

128 Vouliagmenis Avenue

166 74 Glyfada

Greece

Fax No:	+30 210 960 8352
Attention:	Mr Athanasios Feidakis

(b)	if to the Bank at:

For credit matters:

DVB Bank SE, Frankfurt

Platz der Republik 6

D-60325 Frankfurt am Main

Federal Republic of Germany

Fax No:	+49 69 9750 4526
Attention:	LAM Frankfurt

with a copy to:

DVB Bank SE

Representative Office Greece

95 Akti Miaouli

185 38 Piraeus

Greece

Fax No:	+30 210 455 7420
Attention:	Dry Bulk Group

For Loan Administration Matters:

DVB Bank SE

Park House

6th Floor

16-18 Finsbury Circus

London EC2M 7EB

England

Fax No:	+44 207 256 4352
Attention:	LAM London

8.2	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

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8.3	Relevant Parties’ obligations

Each of the Relevant Parties being party to this Agreement agrees and consents to be bound by this Agreement notwithstanding that any other Relevant Party which was intended to sign or be bound may not do so or be effectually bound and notwithstanding that this Agreement may be invalid or unenforceable against any of the other Relevant Parties whether or not the deficiency is known to the Bank. The Bank shall be at liberty to release any of the Relevant Parties from this Agreement and to compound with or otherwise vary the liability or to grant time and indulgence to make other arrangements with any of the Relevant Parties without prejudicing or affecting the rights and remedies of the Bank against the other Relevant Parties.

9	Applicable law

9.1	Law

This Agreement and any non-contractual obligations connected with it are governed by, and shall be construed in accordance with, English law.

9.2	Submission to jurisdiction

Each of the Relevant Parties agrees, for the benefit of the Bank, that any legal action or proceedings arising out of or in connection with this Agreement (including any legal action or proceedings arising out of or in connection with any non-contractual obligations connected with it) against any of its assets may be brought in the English courts. Each of the Relevant Parties irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Messrs Saville & Co at present of One Carey Lane, EC2V 8AE, London, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against any of the Relevant Parties in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. Each of the Relevant Parties further agrees that only the courts of England and not those of any other state shall have jurisdiction to determine any claim which any of the Relevant Parties may have against the Bank arising out of or in connection with this Agreement and/or any non-contractual obligations connected with it.

9.3	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed as a deed on the date first above written.

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Schedule 1

Documents and evidence required as conditions precedent

(referred to in clause 5.1)

1	Corporate authorisations

In relation to each of the Relevant Parties:

(a)	Constitutional documents

copies certified by an officer of each of the Relevant Parties, as a true, complete and up to date copies, of all documents which contain or establish or relate to the constitution of that party or a secretary's certificate confirming that there have been no changes or amendments to the constitutional documents certified copies of which were previously delivered to the Bank pursuant to the Principal Agreement;

(b)	Resolutions

copies of resolutions of each of its board of directors and, if required following advice by the Bank’s counsel, its shareholders approving this Agreement and the other Relevant Documents and the terms and conditions hereof and thereof and authorising the signature, delivery and performance of each such party's obligations thereunder, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party as:

(1)	being true and correct;

(2)	being duly passed at meetings of the directors of such Relevant Party and, as the case may be, of the shareholders of such Relevant Party each duly convened and held;

(3)	not having been amended, modified or revoked; and

(4)	being in full force and effect,

together with originals or certified copies of any powers of attorney issued by any party pursuant to such resolutions; and

(c)	Certificate of incumbency

a list of directors and officers of each Relevant Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party to be true, complete and up to date;

2	Consents

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of each of the Relevant Parties stating that no consents, authorisations, licences or approvals are necessary for such Relevant Party to authorise, or are required by each of the Relevant Parties or any other party (other than the Bank) in connection with, the execution, delivery, and performance of this Agreement and the other Relevant Documents to which such Relevant Party is or is to be a party;

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3	Legal opinions

such legal opinions in relation to the laws of the Republic of Malta and the Republic of the Marshall Islands and any other legal opinions as the Bank shall in its absolute discretion require;

4	Prepayment

evidence satisfactory to the Bank that (i) the Borrowers have prepaid the two repayment instalments of the Artful Advance next due in an amount equal to $880,000 and the two repayment instalments of the Longevity Advance next due in an amount of $832,500 and (ii) such prepayments are effected (1) for an amount of $1,000,000 from the moneys standing to the credit of the Minimum Liquidity Accounts and (2) for an amount of $712,500 from new equity injection to the Borrowers or either of them by the Corporate Guarantor;

5	Artful Mortgage Amendment registration

evidence that the Artful Mortgage Amendment has been registered against the Artful Ship through the relevant Registry under the laws and flag of the relevant Flag State;

6	Operating Accounts

evidence that each Operating Account has been opened and duly completed mandate forms in respect thereof have been delivered to the Bank;

7	Operating Account Pledges

the Operating Account Pledges duly executed by the parties thereto;

8	German Process agent

a letter from the relevant Borrower's agent for receipt of service of proceedings accepting its appointment under its Operating Account Pledge as such Borrower’s process agent;

9	English Process agent

a letter from each Relevant Party's agent for receipt of service of proceedings accepting its appointment under this Agreement as such Relevant Party’s process agent; and

10	Other matters

such other matters or favourable opinions as the Bank may require.

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EXECUTED as a DEED	)
By Olga Lambrianidou	)
for and on behalf of	)	/s/Olga Lambrianidou
ARTFUL SHIPHOLDING S.A.	)	Attorney-in-fact
in the presence of:	)

/s/ Emmanouil Chamilothoris

Witness

Name: Emmanouil Chamilothoris

Address:

Occupation: Attorney

EXECUTED as a DEED	)
By Olga Lambrianidou	)
for and on behalf of	)	/s/ Olga Lambrianidou
LONGEVITY MARITIME LIMITED	)	Attorney-in-fact
in the presence of:	)

/s/ Emmanouil Chamilothoris

Witness

Name: Emmanouil Chamilothoris

Address:

Occupation: Attorney

EXECUTED as a DEED	)
By Olga Lambrianidou	)
for and on behalf of	)	/s/ Olga Lambrianidou
GLOBUS MARITIME LIMITED	)	Attorney-in-fact
in the presence of:	)

/s/ Emmanouil Chamilothoris

……………………………………

Witness

Name: Emmanouil Chamilothoris

Address:

Occupation: Attorney

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EXECUTED as a DEED	)
by Olga Lambrianidou	)
for and on behalf of	)	/s/Olga Lambrianidou.
GLOBUS SHIPMANAGEMENT CORP.	)	Attorney-in-fact
in the presence of:	)

/s/ Emmanouil Chamilothoris

Witness

Name: Emmanouil Chamilothoris

Address:

Occupation:

EXECUTED as a DEED	)
by Emmanoujl Chamilothoris	)
for and on behalf of	)	/s/ Emmanouil Chamilothoris
DVB BANK SE	)	Attorney-in-fact
in the presence of:	)

/s/ Ariana Geogallis……………………………………

Witness

Name: Ariana Georgallis

Address:

Occupation: Attorney

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